Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-157796), in the Registration Statements on Form S-8 (No. 333-13570 and No. 333-106591), and into each respective prospectus that forms a part of those Registration Statements of Deutsche Telekom AG of our reports dated February 25, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

February 25, 2010

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Stuttgart /s/Prof. Dr. Wollmert	/s/ Forst
(Prof. Dr. Wollmert) Wirtschaftsprüfer	(Forst) Wirtschaftsprüfer

PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Frankfurt am Main /s/ Prof. Dr. Kämpfer	/s/ Tandetzki
(Prof. Dr. Kämpfer) Wirtschaftsprüfer	(Tandetzki) Wirtschaftsprüfer